Exhibit 4.13

KRATOS DEFENSE & SECURITY SOLUTIONS, INCORPORATED

2011 EQUITY INCENTIVE PLAN

Plan Document

1.                                       ESTABLISHMENT OF PLAN.

By resolution of its Board of Directors approved on March 10, 2011, Kratos Defense & Security Solutions, Inc. (the “Company”), a Delaware corporation, established this equity-based incentive compensation plan to be known as the “Kratos Defense & Security Solutions, Inc. 2011 Equity Incentive Plan” (the “Plan”), for the following purposes:  (a) to attract, retain and reward persons performing services for the Participating Company Group; (b) to motivate such persons to contribute to the growth and profitability of the Participating Company Group; (c) to advance the interests of the Participating Company Group and its stockholders by enhancing the long-term performance and competitiveness of the Company; and (d) to align the interests of Plan participants with those of the Company’s shareholders.

1.1                           Defined Terms.  Terms in the Plan and any Appendix that begin with an initial capital letter have the defined meaning set forth in Appendix I or elsewhere in this Plan, in either case, unless the context of their use clearly indicates a different meaning as determined by the Administrator in its sole discretion.

1.2                           Effective Date.  This Plan shall become effective on the date on which it has received approval by a vote of a majority of the votes cast at a duly held meeting of the Company’s shareholders (or by such other shareholder vote that the Administrator determines to be sufficient for the issuance of Shares and Awards according to the Company’s governing documents and Applicable Law) (the “Effective Date”).

1.3                           Award Agreements.  Each Award shall be evidenced by either (a) a written Award Agreement in a form approved by the Administrator and executed by the Company by an Officer duly authorized to act on its behalf, or (b) an electronic notice of Award grant in a form approved by the Administrator and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Award grants under this Plan generally (in each case, an “Award Agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Administrator may require.

1.3.1                                           The Administrator may authorize any Officer of the Company (other than the particular Award recipient) to execute any or all Award Agreements on behalf of the Company.

1.3.2                                           The Award Agreement shall set forth the material terms and conditions of the Award as established by the Administrator consistent with the express limitations of this Plan.

1.3.3                                           Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time.  Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

1.3.4                                           The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

1.4                           Payment of Awards; Deferral and Settlement.  Payment of Awards may be in the form of cash, Shares, or any combination thereof as the Administrator shall determine, and with such restrictions as it may impose.  The Administrator may also require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan.  The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Shares.

1.5                           Effect on Other Plans, Awards, and Arrangements.

1.5.1                                           General.  This Plan shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future, pursuant to any agreement, plan, or program that is independent of this Plan.  This Plan and the Shares authorized for grant hereunder shall not deplete the number of Shares authorized for grant under any other Company or Affiliate plan, nor shall it limit the authority of the Board or any other entity to grant awards or authorize any other compensation, with or without reference to Shares, under any other plan.

1.5.2                                           Relationship to Other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.  Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of, grants, Awards or commitments under any other plans or arrangements of the Company or its Subsidiaries.

2.                                       TYPES OF AWARDS.

The Plan permits the granting of the following types of Awards according to the Sections of the Plan listed below:

Section 6	Stock Options
Section 7	Share Appreciation Rights (“SARs”)
Section 8	Restricted Shares and Restricted Share Units (“RSUs”)
Section 9	Deferred Share Units (“DSUs”)
Section 10	Performance Awards
Section 11	[Reserved]

3.                                       ELIGIBILITY.

3.1                           General Rule.  Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those Persons to whom Awards may be granted.  Eligible Persons may be granted more than one Award.  However, eligibility in accordance with this section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

3.2                           Eligible Persons; Securities Law Compliance.  An Eligible Person is any person who is a Director, Consultant, or Employee of the Company or one of its Subsidiaries; provided, however, that a person who otherwise is an Eligible Person may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”) the offering and sale of Shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws, rules, regulations or listing standards.  For the purposes of the foregoing sentence, “Employees,” “Consultants,” and “Directors” shall include prospective Employees, Consultants, and Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Shares subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences service.

3.3                           Replacement Awards.  Subject to Applicable Law (including any associated shareholder approval requirements), the Committee may, in its sole discretion and on such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant consent to surrender for cancellation some or all of the Awards or other grants that the Participant has received under this Plan or otherwise.  An Award conditioned on such surrender may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate.

3.4                           International Awards.  One or more Awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States.  Any Awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.  The Administrator may adopt a different methodology for determining fair market value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Awards (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

4.                                       PLAN ADMINISTRATION.

4.1                           General.  The Committee shall administer the Plan in accordance with its terms as the Administrator, provided that the Board may act in lieu of the Committee on any matter.  The Committee shall hold meetings at such times and places as it may determine and may prescribe, amend, and rescind such rules, regulations, and procedures for the conduct of its business and Plan operation as it deems advisable.  In the absence of a duly appointed Committee, the Board shall function as the Committee for all Plan purposes.

4.2                           Delegation.  Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate ministerial, non-discretionary and administrative functions to individuals who are Directors or Employees or to third parties.  A committee may delegate some or all of its authority to another committee so constituted.  The Committee may delegate different levels of authority to different committees with administrative and grant authority under this Plan.

4.3                           Committee Composition.  The Board shall appoint the members of the Committee.  To the extent permitted by Applicable Law, the Committee may authorize one or more executive Officers to make Awards to Eligible Persons other than themselves.  The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill all Committee vacancies.

4.4                           Powers of the Committee.  Subject to the express provisions of this Plan, the Committee is authorized and empowered to do all things necessary or desirable in connection with the authorization of Awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee), including, without limitation, the authority to:

(a)                      grant Awards and determine Eligible Persons to whom Awards shall be granted from time to time, and the number of Shares, units, or dollars to be covered by each Award;

(b)                     designate Options as Incentive Stock Options, Non-ISOs or Indexed Options;

(c)                      determine the types Awards, and their terms and conditions, that may be granted under the Plan;

(d)                     determine whether an Award will be settled in Shares, cash, or in any combination thereof;

(e)                      determine the Grant Date of an Award;

(f)                        determine, from time to time, the Fair Market Value of Shares or other property;

(g)                     determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including the installments and conditions under which an Award or any Shares acquired pursuant thereto shall become vested (which may be based on performance criteria or other factors), terminated, expired, cancelled, extended, deferred, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(h)                     approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(i)                         construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(j)                         determine whether, and the extent to which, adjustments are appropriate pursuant to Section 14;

(k)                      authorize the termination, conversion, substitution or succession of Awards on the occurrence of an event of the type described in Section 14; acquire or settle (subject to Sections 14, 16, and 17) rights under Awards in cash, stock of equivalent value, or other consideration;

(l)                         modify, cancel, or waive the Company’s rights with respect to any Awards, to the maximum extent consistent with the purposes of the Plan and without amending the Plan;

(m)                   adjust, amend, modify, extend, cancel, or renew any Award Agreements, subject to any consent required under Section 18, or to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs;

(n)                     require, as a condition precedent to the grant, vesting, settlement, and/or issuance of Shares pursuant to any Award, that a Participant execute a general release of claims (in any form that the Committee may require, in its sole discretion, which form may include any other provisions, e.g., confidentiality and restrictions on competition);

(o)                     implement paperless documentation, granting, or settlement of Awards by which a Participant may be permitted through the use of an automated system in the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, or settlement of Awards, such as a system using an internet website or interactive voice response; and

(p)                     correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement and to make all interpretations and take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes, to the extent not inconsistent with the provisions of the Plan or applicable law.

4.5                           Local Law Adjustments and Sub-plans.  To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are located within the United States, foreign nationals, or persons who are employed by the Company or any Affiliate outside of the United States as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries.  The Committee may adopt sub-plans and establish escrow accounts and trusts, and settle Awards in cash in lieu of Shares, as may be appropriate, required or applicable with respect to particular locations and countries.

4.6                           Action by Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.  Each member of the Committee is entitled to, in good faith, rely or act on any report or other information furnished to that member by an Officer or other employee of the Company or any Affiliate, the Company’s independent certified public accounts, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.

4.7                           Deference to Committee Determinations.  The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms and to correct drafting errors in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements.  The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determination the Committee makes pursuant to the Plan (including correction of drafting errors) shall be final, binding, and conclusive.  The validity of any such action, interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

4.8                           No Liability; Indemnification.  Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable to any Participant or other Eligible Person for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement.  In addition to such other rights of indemnification as they may have as members of the Board or Officers or employees of the Participating Company Group, members of the Board and any Officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company and its Affiliates against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.  The Company and its Affiliates may, but shall not be required to, obtain liability insurance for such matters.

4.9                           Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and may rely on the advice of experts, including employees and professional advisors to the Company.  No Director, Officer, employee or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

4.10                     Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates;  provided, however, that an arbitrator or court may award the prevailing party attorneys’ fees and costs to the extent provided by Applicable Law.

4.11                     No Repricing.  Without the affirmative vote of holders of a majority of the Shares cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding Shares is present or represented by proxy, the Board shall not approve a program providing for the amendment of outstanding Options or SARs to reduce the exercise price thereof.  This paragraph shall not be construed to apply to (a) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code or (b) any Option Exchange Program.

4.12                     Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

5.                                       SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS.

5.1                           Shares Available for Awards.  Subject to adjustment under Section 14, a total of 2,000,000 Shares shall be available for issuance under the Plan.  The Shares deliverable pursuant to Awards shall be authorized, but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust.

5.1.1                                           Limits on Restricted Share Units, Options, Share Appreciation Rights, and Restricted Shares per Person per year.  No Participant shall be granted Restricted Share Units, Options,

Share Appreciation Rights, or Restricted Shares within any fiscal year of the Company that relate (in the aggregate) to more than 125,000 Shares (as adjusted pursuant to Section 14).

5.1.2                                           Option and SAR Limits per Person.  No Participant may receive Restricted Share Units, Options, Share Appreciation Rights or Restricted Shares that relate to more than 500,000 Shares (in the aggregate) under the Plan (as adjusted pursuant to Section 14).

5.1.3                                           ISO Share Reserve.  The maximum number of Shares that may be issued pursuant to Incentive Stock Option Awards is 500,000 (as adjusted pursuant to Section 14, and as determined in accordance with Code Section 422).

5.2                           Replenishment; Counting of Shares.  Any Shares reserved for Plan Awards will again be available for future Awards if the Shares for any reason will never be issued to a Participant or Beneficiary pursuant to an Award (for example, due to its settlement in cash rather than in Shares, or the Award’s forfeiture, cancellation, expiration, or net settlement through the issuance of Shares).  Further, and to the extent permitted under Applicable Law, the maximum number of Shares available for delivery under the Plan shall not be reduced by any Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future Awards as a condition of the Company’s or an Affiliate’s acquiring another entity.  On the other hand, Shares that a Person owns and tenders in payment of all or part of the satisfaction of applicable Withholding Taxes shall not increase the number of Shares available for future issuance under the Plan.

5.3                           Reservation of Shares; Grant Limitations.  The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under this Plan.

5.4                           Vesting Limitations.  Notwithstanding any other provision of the Plan to the contrary, Awards shall become vested at a rate no faster than pro rata over a period of at least four years following the Grant Date (or, in the case of vesting with respect to Awards subject to performance-based or event-based vesting, no portion of such Award shall vest prior to one year following the Grant Date).  Awards may only be subject to accelerated vesting in connection with unusual circumstances to the extent that the Administrator believes such acceleration to be in the best interest of the Company, a Change in Control, a Participant’s death or pursuant to the terms and conditions of any enforceable written agreement between a Participant and the Company or one of its Subsidiaries.

6.                                       STOCK OPTIONS.

6.1                           Grants.  Subject to the special rules for ISOs set forth in the next paragraph, the Committee may grant Options to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan that may become exercisable in whole or in part based on future events or conditions, that shall include vesting requirements for the right to exercise the Option, and that may differ for any reason between Eligible Persons or classes of Eligible Persons, provided in all instances that:

(a)                      the exercise price for Shares subject to purchase through exercise of an Option shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date (unless the Award replaces a previously issued Option or SAR); and

(b)                     no Option shall be exercisable for a term ending more than ten years after its Grant Date.

6.2                           Special ISO Provisions.  The following provisions shall control any Option grants that are denominated as ISOs; provided that ISOs may not be awarded unless the Plan receives shareholder approval within 12 months after its Effective Date, and ISOs may not be granted more than 10 years after Board approval of the Plan.

6.2.1                                           Eligibility.  The Committee may grant ISOs only to Employees (including Officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Code Section 424 (each being an “ISO-Qualifying Corporation”).  Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Non-ISO.  An Incentive Stock Option granted to a prospective Employee on the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences a period of Continuous Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1(a).

6.2.2                                           Documentation.  Each Option that is intended to be an ISO must be designated in the Award Agreement as an ISO, provided that any Option designated as an ISO will be a Non-ISO to the extent the Option does not meet the requirements of Code Section 422 or the provisions of this Section 6.2.2.  In the case of an ISO, the Committee shall determine on the Grant Date the acceptable methods of paying the exercise price for Shares, and it shall be included in the applicable Award Agreement.

6.2.3                                           $100,000 Limit.  To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs.  For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date.  In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first.  In the event that Code Section 422 is amended to alter the limitation set forth therein, the limitation of this paragraph automatically shall be adjusted accordingly.

6.2.4                                           Grants to 10% Holders.  In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the ISO’s term shall not exceed five years from the Grant Date, and the exercise price shall be at least 110% of the Fair Market Value of the underlying Shares on the Grant Date.  In the event that Code Section 422 is amended to alter the limitations set forth therein, the limitation of this paragraph automatically shall be adjusted accordingly.

6.2.5                                           Substitution of Options.  In the event the Company or an Affiliate acquires (whether by purchase, merger, or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of that Section, substitute ISOs for ISOs previously granted under the plan of the acquired company provided (A) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such Shares is not more than the similar excess immediately before such substitution, and (B) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.

6.2.6                                           Notice of Disqualifying Dispositions.  By executing an ISO Award Agreement, each Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired through exercise of the ISO, if such disposition occurs within the earlier of (A) two years of the Grant Date, or (B) one year after the exercise of the ISO being exercised.  Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any Applicable Laws.

6.3                           Method of Exercise.  Each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional Shares) at any time and from time to time prior to its expiration, but only pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement.  Exercise shall occur by delivery of both written notice of exercise to the secretary of the Company, and payment of the full exercise price for the Shares being purchased.  The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(a)                      cash or check payable to the Company (in U.S. dollars);

(b)                     other Shares that (i) are owned by the Participant who is purchasing Shares pursuant to an Option, (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (iii) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such Shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (iv) are duly endorsed for transfer to the Company;

(c)                      a net exercise by surrendering to the Company Shares otherwise receivable on exercise of the Option;

(d)                     a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may elect to concurrently provide irrevocable instructions (i) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (ii) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(e)                      any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until the Company has received sufficient funds to cover the full exercise price due and all applicable Withholding Taxes required by reason of such exercise.

Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

6.4                           Exercise of an Unvested Option.  The Committee in its sole discretion may allow a Participant to exercise an unvested Option, in which case the Shares then issued shall be Restricted Shares having vesting restrictions analogous to those of the unvested Option.

6.5                           Termination of Continuous Service.  The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service.  The Committee may waive or modify these provisions at any time.  To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), except as otherwise set forth in an enforceable written agreement between the Participant and the Company or one of its Subsidiaries the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.

The following provisions shall apply to the extent an Award Agreement or other enforceable written agreement between the Participant and the Company or one of its Subsidiaries does not specify the terms and conditions on which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

Reason for Terminating Continuous Service	Option Termination Date

By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts.	Termination of the Participant’s Continuous Service, or when Cause first existed if earlier.

Disability of the Participant.	Within one year after termination of the Participant’s Continuous Service.

Retirement of the Participant.	Within six months after termination of the Participant’s Continuous Service, unless the Committee or the Company’s Chief Executive Officer determines that a shorter period of time should apply.

Death of the Participant during Continuous Service or within 90 days thereafter.	Within one year after termination of the Participant’s Continuous Service.

Any other reason.	Within 90 days after termination of the Participant’s Continuous Service.

If there is a Securities and Exchange Commission blackout period (or a Committee-imposed blackout period) that prohibits the buying or selling of Shares during any part of the ten-day period before the expiration of any Option based on the termination of a Participant’s Continuous Service (as described above), the period for exercising the Options shall be extended until ten days beyond when such blackout period ends.  Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.

7.                                       SARs.

7.1                           Grants.  The Committee may grant SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan; provided that:

(a)                      the exercise price for the Shares subject to each SAR shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date (unless the Award replaces a previously issued Option or SAR);

(b)                     no SAR shall be exercisable for a term ending more than ten years after its Grant Date; and

(c)                      each SAR shall, except to the extent an SAR Award Agreement provides otherwise, be subject to the provisions of Section 6.5 relating to the effect of a termination of Participant’s Continuous Service with “SAR” being substituted for “Option.”

7.2                           Settlement.  Subject to the Plan’s terms, an SAR shall entitle the Participant, on exercise of the SAR, to receive Shares having a Fair Market Value on the date of exercise equal to the product of the number of Shares as to which the SAR is being exercised, and the excess of (i) the Fair Market Value, on such date, of the Shares covered by the exercised SAR, over (ii) an exercise price designated in the SAR Award Agreement.  Notwithstanding the foregoing, an SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive on the SAR’s exercise, and may provide for settlement either in cash or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement.  If, on the date on which an SAR or portion thereof is to expire, the Fair Market Value of the underlying Shares exceeds the aggregate exercise price of such SAR (or portion thereof), then the SAR shall be deemed exercised and the Participant shall within ten days thereafter receive the Shares that would have been issued on such date if the Participant had affirmatively exercised the SAR on that date.

7.3                           SARs Related to Options.  The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option, and shall have an exercise price that is not less than the exercise price of the related Option.  A SAR shall entitle the Participant who holds the related Option, on exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7.2 above.  Any SAR granted in tandem with an ISO will contain such terms as may be required to comply with the provisions of Code Section 422.

8.                                       RESTRICTED SHARES AND RESTRUCTED SHARE UNITS.

8.1                           Grants.  The Administrator may grant Restricted Share or Restricted Share Unit Awards to Eligible Persons, in all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan.  The Administrator shall establish as to each such Award the number of Shares deliverable (which number may be determined by a written formula), and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse, and the Participant shall receive Unrestricted Shares (or cash to the extent provided in the Award Agreement) in settlement of the Award.  Such restrictions may include, without limitation, restrictions concerning voting rights and transferability, and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, individual, group, or divisional performance criteria, Company performance, or other criteria selection by the Administrator.  The Committee may make Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration.

8.2                           Vesting and Forfeiture.  The Administrator shall set forth, in an Award Agreement granting Restricted Shares or RSUs, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to RSUs will become vested and non-forfeitable.  Except as set forth in the applicable Award Agreement or as otherwise provided in this Plan with respect to a Participant’s death, on termination of a Participant’s Continuous Service for any reason, or pursuant to the terms and conditions of any enforceable written agreement between a Participant and the Company or one of its Subsidiaries, the Participant shall forfeit his or her Restricted Shares and RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Laws.

8.3                           Certificates for Restricted Shares.  Unless otherwise provided in an Award Agreement, the Company shall hold certificates representing Restricted Shares until the restrictions lapse, and the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten days after a written request from the Company shall entitle the Committee to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.

8.4                           Section 83(b) Elections.  A Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to Restricted Shares.  A Participant who has received RSUs may, within ten days after receiving the RSU Award, provide the Committee with a written notice of his or her desire to make a Section 83(b) Election with respect to the Shares subject to such RSUs.  The Committee may in its discretion convert the Participant’s RSUs into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s RSU Award.  The Participant may then make a Section 83(b) Election with respect to those Restricted Shares; provided that the Participant’s Section 83(b) Election will be invalid if not filed with the Company and the appropriate U.S. tax authorities within 30 days after the Grant Date of the RSUs that are thereafter replaced by the Restricted Shares.

8.5                           Deferral Elections for RSUs.  To the extent specifically provided in an Award Agreement, a Participant may irrevocably elect, in accordance with Section 9 below, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant both more than twelve (12) months after the date of the Participant’s deferral election and on the vesting of an RSU Award.  If the Participant makes this election, the Company shall credit the Shares subject to the election, to a DSU account established pursuant to Section 9 below on the date such Shares would otherwise have been delivered to the Participant pursuant to this Section.

8.6                           Issuance of Shares on Vesting.  As soon as practicable after vesting of a Participant’s right to receive Shares underlying RSUs, the Company shall deliver to the Participant, free from vesting restrictions, one Share free of the vesting restriction for each vested RSU, unless an Award Agreement provides otherwise and subject to Section 15 regarding Withholding Taxes.  No fractional Shares will be distributed, and cash shall be paid in lieu thereof.

The Company will not be obligated to deliver any Shares unless and until it receives full payment of any withholding obligations under Section 15 and any other delivery conditions have been satisfied.  Except as expressly provided in the applicable Award Agreement, the Administrator may at any time eliminate or limit a Participant’s ability to satisfy withholding obligations through any method other than cash payment to the Company.

9.                                       DSUs.

9.1                           Elections to Defer.  The Committee may make DSU awards to Eligible Persons pursuant to Award Agreements (regardless of whether or not there is a deferral of the Eligible Person’s compensation), and may permit select Eligible Persons to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any RSU Award) and in lieu thereof to have the Company credit to an internal Plan account a number of DSUs having a Fair Market Value equal to the Shares and other compensation deferred.  These credits will be made at the end of each calendar quarter (or other period determined by the Committee) during which compensation is deferred.  Notwithstanding the foregoing sentence, a Participant’s Election Form will be ineffective with respect to any compensation that the Participant earns before the date on which the Election Form takes effect.  For any Participant who is subject to U.S. income taxation, the Committee shall only authorize deferral elections under this Section (i) pursuant to written procedures, and using written Election Forms, that satisfy the requirements of Code Section 409A, and (ii) only by Eligible Persons who are Directors, Consultants, or members of a select group of management or highly compensated Employees (within the meaning of ERISA).

9.2         Vesting.  DSUs that defer other Awards shall be vested at the same time the underlying award becomes vested.  Other DSUs shall be subject to the vesting requirements set forth in Section 5.5.

9.3         Issuances of Shares.  Unless an Award Agreement expressly provides otherwise, the Company shall settle a Participant’s DSU Award, by delivering one Share for each DSU, in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service ends for any reason, subject to:

(a)                      the Participant’s right to elect a different form of distribution, only on a form provided by and acceptable to the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by, and completed within ten years following, the last day of the Participant’s Continuous Service, and

(b)                     the Company’s acceptance of the Participant’s distribution election form executed at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 9.1, provided that the Participant may change a distribution election through any subsequent election that (i) the Participant delivers to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s initial distribution election, and (ii) defers the commencement of distributions by at least five years from the last-properly elected scheduled distribution commencement date.

Fractional Shares shall not be issued and instead shall be paid out in cash.

9.4         Emergency Withdrawals.  In the event that a Participant suffers an unforeseeable emergency within the contemplation of this Section, the Participant may apply to the Committee for an immediate distribution of all or a portion of the Participant’s DSUs.  The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Code Section 152) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant.  The Committee shall, in its sole and absolute discretion, determine whether a Participant has a qualifying unforeseeable emergency, may require independent verification of the emergency, and may determine whether or not to provide the Participant with cash or Shares.  Examples of purposes that are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence.  In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship.  The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The number of Shares subject to the Participant’s DSU Award shall be reduced by any Shares distributed to the Participant and by a number of Shares having a Fair Market Value on the date of the distribution equal to any cash paid to the Participant pursuant to this Section.  For all DSUs granted to Participants who are U.S. taxpayers, the term “unforeseeable emergency” shall be interpreted in accordance with Code Section 409A.

9.5         Termination of Service.  For purposes of this Section, a Participant’s “Continuous Service” shall only end when the Participant incurs a “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h).  A Participant shall be considered to have experienced a termination of Continuous Service when the facts and circumstances indicate that either (a) no further services will be performed for the Company or any Affiliate after a certain date, or (b) that the level of bona fide services the Participant will perform after such date (whether as an Employee, Director, or Consultant) are reasonably expected to permanently decrease to no more than 50% of the average level of bona fide services performed by such Participant (whether as an Employee, Director, or Consultant) over the immediately preceding 36-month period (or full period of services to the Company and its Affiliates if the Participant has been providing such services for less than 36 months).

10.           PERFORMANCE AND CASH-SETTLED AWARDS.

10.1       Purpose.  The purpose of this Section 10 is to provide the Committee the ability to qualify Awards that are granted pursuant to the Plan as qualified performance-based compensation under Code Section 162(m).  If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 10 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 10.

10.2       Applicability.  This Section 10 will apply to those Covered Employees who are selected by the Committee to receive any Award subject to Performance Goals.  The designation of a Covered Employee as being subject to Section 162(m) will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

10.3       Procedures with Respect to Performance Based Awards.  To the extent necessary to comply with the performance-based compensation requirements of Section 162(m), with respect to any Award granted subject to Performance Goals, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

10.4       Payment of Performance Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Participating Company Group on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee.  Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

10.5       Additional Limitations.  Notwithstanding any other provision of the Plan, any Award that is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.           [RESERVED]

12.           TRANSFER RESTRICTIONS.

12.1       General.  Except as set forth in this Section 12, or as otherwise approved by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.  The designation of a death Beneficiary by a Participant will not constitute a transfer.

12.2       Exceptions.  The Administrator may permit Awards to be paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing.  Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

12.3       Further Exceptions to Limits on Transfer.  The transfer restrictions in this Section 12 shall not apply to:

(a)                      transfers to the Company (for example, in connection with the expiration or termination of an Award);

(b)                     the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)                      transfers to a family member (or former family member) pursuant to a qualified domestic relations order if approved or ratified by the Administrator;  or

(d)                     if the Participant has become Disabled, permitted transfers by his or her legal representative.

13.           EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS.

13.1       General.  Consistent with the terms of this Plan, the Administrator shall establish the effect of a termination of Continuous Service on the rights and benefits under each Award under this Plan and in so doing may make distinctions based on, inter alia, the cause of termination.  If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the Award otherwise provides) of whether the Participant continues to remain in Continuous Service and the date, if any, on which such Continuous Service shall be deemed to have terminated.

13.2       Effect of Change of Subsidiary Status.  For purposes of this Plan and any Award, if an entity ceases to be a Subsidiary of the Company a termination of Continuous Service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that remains a Participating Employer after giving effect to the transaction or other event giving rise to the change in status.

14.           ADJUSTMENTS; ACCELERATION.

14.1       Changes in Capitalization.  The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan on cancellation, forfeiture, or expiration of an Award to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.  In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.  In any case, such substitution of cash or securities shall not require the consent of any person who is granted Awards pursuant to the Plan.  Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.

14.2       Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

14.3       Change in Control.  In the event of a Change in Control (other than an event described in clause (ii) of the definition of Change in Control) but subject to the terms of any Award Agreements or pursuant to the terms and conditions of any enforceable written agreement between a Participant and the Company or any of its Subsidiaries, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) on consummation of the transaction.  Notwithstanding the foregoing, instead of having outstanding Awards be assumed or replaced with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, but subject to the terms and conditions of any enforceable written agreement between a Participant and the Company or any of its Subsidiaries, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Participants and Awards for any reason):

(a)                      accelerate the vesting of all or a portion of certain Awards so that such Awards or a portion thereof shall vest as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to such repurchase right (for the avoidance of doubt, the Committee may accelerate vesting even if another enforceable written agreement between a Participant and the Company or one of its Subsidiaries provides for no, or partial, vesting in connection with a Change in Control);

(b)                     arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards or a portion thereof (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee, and with the Committee having full discretion to cancel either all Awards or only select Awards or portions thereof (such as only those that have vested on or before the Change in Control);

(c)                      terminate unvested awards with or without payment therefore;  To the extent that an unvested Award is not settled prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate on such consummation; or

(d)                     make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms set forth above.

Notwithstanding the above and unless otherwise provided in an Award Agreement or in any enforceable agreement between a Participant and the Company or any of its Subsidiaries, in the event a Participant is Involuntarily Terminated on or within 12 months (or other period set forth in an Award Agreement) following a Change in Control, then any Award that is assumed or substituted pursuant to this Section 14.3 above shall accelerate and become fully vested (and become exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares underlying the Award shall lapse in full.  To the extent the foregoing sentence is more favorable than an enforceable written agreement between a Participant and the Company or one of its Subsidiaries, the foregoing sentence shall apply.  The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s Involuntary Termination.

14.4       Death of Participant.  In the event of the death of a Participant, unless otherwise provided in the applicable Award Agreement, the Company’s Chief Executive Officer determines otherwise in his or her sole discretion, or to the extent the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award and subject to Section 14.6, each then-outstanding Award shall fully vest and automatically will be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the person or persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution).  Once transfer has been made to an individual the Administrator determines in good faith is entitled to transfer pursuant to this Section 14.4, no Person, other than such transferee, shall have any claim for benefits or any other rights with respect to such Award.

14.5       Role and Powers of Administrator.   The Administrator may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement.   The Administrator may take such action contemplated by this Section 14 prior to the occurrence of any such triggering event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares.  Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the Award if an event giving rise to acceleration does not occur.

Any good faith determination by the Administrator pursuant to its authority under this Section 14 shall be conclusive and binding on all persons.

14.6       Other Acceleration Rules.  Except as expressly set forth herein, the Administrator may override any automatic acceleration provision set forth in this Plan by express provision in the applicable Award Agreement (such provisions also may be overridden by an enforceable written agreement between the Participant and the Company or one of its Subsidiaries) and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Administrator may approve.

14.7       Golden Parachute Limitation.  Except as provided in the last sentence of this Section 14.7, notwithstanding anything in this Plan to the contrary, in no event shall any Award or payment be accelerated under this Plan to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of, the Participant under any other plan or agreement of the Company or any of its Subsidiaries, would not be fully deductible by the Company or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code and any similar state, local or federal law (collectively, “Section 280G”).  If a Participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then such parachute payments will be reduced or modified so that the Company or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code in the following order (unless cutting the parachute payments back in such order would result in the imposition on the Participant of an additional tax under Section 409A of the Code (or similar state or local law) and cutting the parachute payments back in another order would not, in which case benefits shall instead be cut back in such other order):  First, all parachute payments that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (in the order designated by the Participant); second, all parachute payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that were granted to the Participant in the 12-month period of time preceding the applicable Section 280G event, in the order such benefits were granted to the Participant; and third, all remaining parachute payments shall be reduced pro-rata.  Notwithstanding the foregoing, if a Participant is a party to an employment or other agreement with the Company or one of its Subsidiaries, or is a Participant in a severance program sponsored by the Company or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable Award Agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the Awards held by that Participant (for example, and without limitation, a Participant may be a party to an employment agreement with the Company or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any Awards held by that Participant).  This Section 14.7 shall not apply to the extent that the terms and conditions of any then-applicable employment agreement or Award Agreement provide for a different outcome or treatment.

15.           TAX WITHHOLDING.

15.1       General Rule.  Participants are solely responsible and liable for the satisfaction of all taxes, interest and penalties that may arise in connection with Awards, and neither the Company, any Affiliate, nor any of their employees, directors, or agents shall have any obligation to mitigate, indemnify, or to otherwise hold any Participant harmless from any or all of such taxes, interest or penalties.  Except to the extent otherwise either provided in an Award Agreement or thereafter authorized by the Administrator, the Company or any Affiliate may satisfy required Withholding Taxes that the Participant has not otherwise arranged to settle before the due date thereof

(a)                      first from withholding the cash otherwise payable to the Participant pursuant to the Award;

(b)                     then by withholding and cancelling the Participant’s rights with respect to a number of Shares that (i) would otherwise have been delivered to the Participant pursuant to the Award, and (ii) have an aggregate Fair Market Value equal to the Withholding Taxes (such withheld Shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of the withholding); and

(c)                      finally, withholding the cash otherwise payable to the Participant by the Company or its Subsidiaries.

The number of Shares withheld and cancelled to pay a Participant’s Withholding Taxes will be rounded up to the nearest whole Share sufficient to satisfy such taxes, with cash being paid to the Participant in an amount equal to the amount by which the Fair Market Value of such Shares exceeds the Withholding Taxes.

15.2       Unfunded Tax Status.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Person pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Person any rights that are greater than those of a general creditor of the Company or any Affiliate, and a Participant’s rights under the Plan at all times constitute an unsecured claim against the general assets of the Company for the collection of benefits as they come due.  Neither the Participant nor the Participant’s duly-authorized transferee or Beneficiaries shall have any claim against or rights in any specific assets, Shares, or other funds of the Company.

16.           TERMINATION, RESCISSION AND RECAPTURE OF AWARDS.

16.1       Each Award under the Plan is intended to align the Participant’s long-term interests with those of the Company.  Accordingly, unless otherwise expressly provided in an Award Agreement, the Company may terminate any outstanding, unexpired, unpaid, or deferred Awards (“Termination”), rescind any delivery pursuant to the Award (“Rescission”), or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if the Participant does not comply with the conditions of subsections 16.2, 16.4, 16.5, and 16.6 hereof (collectively, the “Conditions”).

16.2       A Participant shall not, at any time after the Participant first received an Award under this Plan, take any action or inaction that would constitute “Cause,” as defined herein.

16.3       A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the Participant and the Company or any of its Affiliates with regard to any such proprietary or confidential information or material.

16.4       Pursuant to any agreement between the Participant and the Company or its Affiliates with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information, confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property, and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.

16.5       On payment, or delivery of cash or Shares pursuant to an Award, the Participant shall, if requested in writing by the Company, certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.

16.6       If the Company determines, in its sole and absolute discretion, that (a) a Participant has violated any of the Conditions or (b) during his or her Continuous Service, or within one year after its termination for any reason, a Participant (i) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (ii) has solicited any non-administrative employee of the Company to terminate employment with the Company; or (iii) has engaged in activities that are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, to the extent not prohibited by Applicable Law, impose a Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares, and the proceeds thereof.

16.7       Within ten days after receiving notice from the Company of any such activity described in Section 16.6 above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded payment, or delivery.  Any payment by the Participant to the Company pursuant to this Section 16 shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded payment, or delivery.  It shall not be a basis for Termination, Rescission or Recapture if after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, as long as (a) such stock or other securities are listed on a recognized securities exchange or traded over-the-counter, and (b) such investment does not represent more than a five percent (5%) equity interest in the organization or business.

16.8       Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award.  Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of employment that does not violate subsections 16.2, 16.4, 16.5 and 16.6, other than any obligations that are part of any separate agreement between the Company or its Affiliates and the Participant or that arise under Applicable Law.

16.9       All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

16.10     If any provision within this Section is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law.

17.           RECOUPMENT OF AWARDS.

Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Administrator may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Administrator may require the Termination or Rescission of, or the Recapture associated with, any Award, if and to the extent

(a)                      the granting, vesting, or payment of such Award was predicated on the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b)                     in the Administrator’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and

(c)                      a lower granting, vesting, or payment of such Award otherwise would have occurred.

In each instance, the Administrator will, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period.

18.           AMENDMENTS TO AWARDS.

Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator may modify an Award to accept the cancellation of outstanding Awards or to make any change that the Plan would permit for a new Award.  However, except in connection with a Change in Control or as approved by the Company’s shareholders for any period during which it is subject to the reporting requirements of the Exchange Act, the Committee may not cancel an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, or granting a replacement award of a different type, or otherwise allowing for a “repricing” within the meaning of applicable federal securities laws.  Notwithstanding the foregoing, except as expressly provided in this Plan or in an Award Agreement, no modification of an outstanding Award may materially and adversely affect a Participant’s rights thereunder unless either (a) the Participant provides written consent to the modification, or (b) before a Change in Control, the Administrator determines in good faith that the modification is not materially adverse to the Participant.

19.           PLAN TERMINATION AND SUSPENSION; PLAN AMENDMENTS.

19.1       Termination.  Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the date ten years after its Effective Date.  After the termination of this Plan either on such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Administrator with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

19.2       Stockholder Approval.  To the extent then required by Applicable Law or any applicable agency or required under the Code to preserve the intended tax consequences of this plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

19.3       Plan Amendment.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards (except pursuant to Section 14 above) unless such change is authorized by the shareholders of the Company.  No Awards may be granted during any period that the Plan is suspended by the Board.  A termination or amendment of the Plan shall not materially and adversely affect a Participant’s vested rights under an Award previously granted to him or her, unless the Participant consents in writing to such termination or amendment.  The loss of a tax deferral associated with acceleration of Awards shall not be considered to adversely affect a Participant’s rights for purposes of this Plan.  Notwithstanding the foregoing, the Administrator may amend the Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.

20.           OTHER PROVISIONS.

20.1       Compliance with Laws.  This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of Shares, and the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including. but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  The Person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all Applicable Laws and accounting requirements.

20.2       No Rights to Award.  No person shall have any claim or rights to be granted an Award (or additional Awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

20.3       No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any Award) shall confer on any Eligible Person or other Participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service, or affect an employee’s status as an employee at will, nor shall it interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause.  Nothing in this Section 20.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an Award Agreement.

20.4       No Fiduciary or Trust Relationship.  Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Participant, beneficiary or other person.

20.5       No Shareholder Rights.  Except as otherwise expressly authorized by the Administrator, a Participant shall not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant.  Neither a Participant nor any transferee or Beneficiary of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to such Participant, transferee, or Beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law.  Prior to the issuance of Shares or in the case of Restricted Shares, until the restrictions lapse, unless otherwise provided in an Award Agreement, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award.  No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for by the Administrator, in this Plan or in an Award Agreement.

20.6       No Corporate Action Restriction.  The existence of this Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize:  (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary.  No Participant, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

21.           GOVERNING LAW; CONSTRUCTION; SEVERABILITY.

21.1       Choice of Law.  To the extent that U.S. Federal law does not apply, and except as expressly set forth in an applicable sub-plan or Award Agreement, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of California, without regard to conflict of laws rules.

21.2       Laws and Regulations.

21.2.1            General Rules.  This Plan, the granting of Awards, the exercise of Options and SARs, and the obligations of the Company hereunder (including those to pay cash or to deliver, sell or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Laws.  In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Company may require, as a condition to their issuance or delivery, that the persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Administrator may reasonably require, and the Administrator may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to the Plan.

21.2.2            Black-out Periods.  Notwithstanding any contrary terms within the Plan or any Award Agreement, the Administrator shall have the absolute discretion to impose a “blackout” period on the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent that the Administrator determines that doing so is either desirable or required in order to comply with Applicable Law.

21.3       Plan Construction.

21.3.1            Rule 16b-3.  It is the intent of the Company that the Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act.  Notwithstanding the foregoing, the Company shall have no liability to any Participant for Section 16 consequences of Awards or events under Awards if an Award or event does not so qualify.

21.3.2            Section 162(m).  Award Agreements may contain any provision designed to ensure deductibility under Section 162(m) of the Code.

21.4       Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

21.5       Severability; Blue Pencil.  In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction such provision or provisions are not enforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions to make them enforceable and to enforce the remainder of these provisions as so amended.

Appendix I:  Definitions

As used in the Plan, the following terms have the meanings indicated when they begin with initial capital letters within the Plan:

“Administrator” means the Board, the Compensation Committee of the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan.  Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise or shall have such other meaning assigned such term for purposes of registration on Form S-8 under the Securities Act; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of share-based plans under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made, in writing or by an electronic medium, pursuant to the Plan, whether alternative or cumulative.

“Award Agreement” means any written document setting forth the terms, conditions and restrictions of an Award granted to the Participant that has been authorized by the Committee.  The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Beneficiary” means the person or entity designated by the Participant, in a form approved by the Company, to receive payment or settlement under an Award after the Participant’s death.

“Board” means the Board of Directors of the Company.  If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

“Cause” will exist if the Company’s most-senior human resources executive (or his or her delegate) reasonably determines that:  (i) the Participant willfully failed to substantially his or her duties and responsibilities to the Company or deliberately violated a material Company policy; (ii) the Participant committed any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant engaged in unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the

Participant willfully and materially breached any of his or her obligations under any written agreement or covenant with the Company.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.  Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means that, unless another definition is set forth in an Award Agreement, the first of the following to occur after the Effective Date:

(i)            Acquisition of Controlling Interest.  Any Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities.  In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)           Change in Board Control.  During any consecutive one-year period commencing after the date of adoption of this Plan, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board.  A new Director shall be considered an “approved replacement” Director if his or her election (or nomination for election) was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or were themselves approved replacement Directors, but in either case excluding any Director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

(iii)          Merger.  The Company consummates a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are Employees at any time more than one year before the transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv)          Sale of Assets.  The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(v)           Liquidation or Dissolution.  The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or its successor or other committee of the Board duly appointed to administer the Plan; provided that the term “Committee” means (i) the Board when acting at any time in lieu of the Committee, (ii) with respect to any decision involving an Award intended to satisfy the requirements of Code Section 162(m), a committee consisting of two or more Directors of the Company who are “outside directors” within the meaning of Code Section 162(m), and (iii) with respect to any decision relating to a Reporting Person, a committee consisting solely of two or more Directors who are disinterested within the meaning of Rule 16b-3.

“Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 14.1.

“Company” means Kratos Defense & Security Solutions, Inc., a Delaware corporation; provided that, in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Conditions” has the meaning set forth in Section 16.1 of the Plan.

“Consultant” means any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services; provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on a Form S-8 Registration Statement under the Securities Act.

“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination, as an Employee, Director, or Consultant.  Continuous Service shall not be considered interrupted in the case of:  (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment on the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Affiliates.  Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company.  The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).  In no event shall an Award vest after the expiration of the term set forth in the applicable Award Agreement.

“Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m).

“Deferred Share Units” or “DSUs” mean Awards pursuant to Section 9 of the Plan.

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” will have the meaning set forth in any unexpired employment agreement between the Company and the Participant.  In the absence of such an agreement, “Disabled” means a condition that causes the Participant to:

(i)            be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)           by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receive income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

“Disqualifying Disposition” has the meaning set forth in Section 6.2.6 of the Plan.

“Effective Date” means the date determined pursuant to Section 1.2.

“Election Form” has the meaning set forth in Section 9.1 of the Plan.

“Eligible Person” means any Consultant, Director, or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an Officer) for employment tax purposes, whether or not that classification is correct.  The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) or the mean of the closing bid and asked prices of a Share if the Shares are so quoted instead, as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market, the Nasdaq Global Select Market or such other national or regional securities exchange or market system constituting the primary market for the Shares, as reported in The Wall Street Journal or such other source as the Company deems reliable.  If the relevant date does not fall on a day on which the Shares are traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Shares were so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion.  If Shares are no longer listed or are no longer actively traded on such a market as of the applicable date, the Fair Market Value of the Shares shall be the value as reasonably determined by the Administrator for purposes of the Award under the circumstances, without regard to any restriction other than a restriction that, by its terms, will never lapse.

“Grant Date” means the later of (i) the date designated as the “Grant Date” within an Award Agreement, and (ii) the date on which the Committee determines the key terms of an Award, unless otherwise designated by the Committee; provided that as soon as reasonably practical thereafter the Committee both notifies the Eligible Person of the Award and enters into an Award Agreement with the Eligible Person.  The Grant Date may be a designated date after but not before the date of the Committee’s determination under clause (ii) of the preceding sentence.

“Incentive Stock Option” or “ISO” means an Option that qualifies for favorable income tax treatment under Code Section 422.

“Indexed Option” means an Option with an exercise price which either increases by a fixed percentage over time or changes by reference to a published index, as determined by the Board and set forth in the Option Agreement.

“Insider” means an Officer, a Director of the Company or other person whose transactions in Shares are subject to Section 16 of the Exchange Act.

“International Awards” has the meaning set forth in Section 3.5 of the Plan.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control:

(i)            termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or

(ii)           voluntary resignation by the Participant through the following actions:  (1) the Participant provides the Company with written notice of the existence of one of the events, arising without the Participant’s consent, listed in clauses (A) through (C) below, within 30 days of the initial existence of such event; (2) the Company fails to cure such event within 30 days following the date such notice is given; and (3) the Participant elects to voluntarily terminate employment within the 90 day period immediately following such event.  The events include:  (A) a material reduction in the Participant’s authority, duties, and responsibilities, provided that a mere change in the Participant’s title shall not trigger an Involuntary Termination; (B) the Participant being required to relocate his place of employment, other than a relocation within 50 miles of the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in the Participant’s Base Salary other than any such reduction consistent with a general reduction of pay for similarly situated Participants.

“ISO-Qualifying Corporation” has the meaning set forth in Section 6.2.1 of the Plan.

“Non-ISO” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement.

“Notice of Grant” means the document that the Administrator determines will be used to notify Participants of Awards granted to them.

“Officer” means any person designated by the Board as an officer of the Company.

“Option” means a right to purchase Shares at a price and on terms and conditions determined in accordance with the Plan.

“Option Exchange Program” means any program instituted by the Board that would permit either (i) Participants the opportunity to transfer any outstanding Options or SARs to a financial institution selected by the Board or (ii) the cancellation of outstanding Options or SARs and the grant in substitution therefore of any new Awards, including specifically any new Options or SARs having a lower exercise price.

“Participant” means any Eligible Person who holds one or more outstanding Awards.

“Participating Company Group” means all corporations that are then Participating Employers.

“Participating Employer” means the Company and each Subsidiary that has been authorized by the Committee to participate in this Plan.

“Performance-Based Award” means an Award granted to a Covered Employee pursuant to the Plan, but which is subject to the terms and conditions set forth in Section 10.  All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m).

“Performance Goal” means the criteria that the Committee uses to establish qualified performance-based compensation under Section 162(m) and the formulas for determining whether such performance targets have been obtained.  Such Performance Goals may be based on one or more Performance Measures, subject to the following:  Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry.  Performance Measures shall be calculated with respect to the Company and each Affiliate consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee.  For purposes of the Plan, the Performance Measures applicable to a Performance-Based Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance-Based Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance-Based Award.  Performance targets may include minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance-Based Award determined under the applicable Performance-Based Award formula by the level attained during the applicable Performance Period.  A Performance target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

“Performance Measures” may be one or more of the following, or a combination of any of the following, as determined by the Committee:  (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (vii) net income; (viii) cash flow; (ix) expenses; (x) the market price of the Shares; (xi) earnings per share; (xii) return on stockholder equity; (xiii) return on capital; (xiv) return on net assets; (xv) economic value added; (xvi) number of customers; (xvii) market share; (xviii) return on investment; (xix) profit after tax; (xx) customer satisfaction; (xxi) growth of earnings before interest and taxes; (xxii) days sales outstanding (“DSOs”); (xxiii) EBITDA margin; (xxxiv) adjusted EBITDA margin; and (xxxv) adjusted EBITDA.

“Performance Period” means a period established by the Committee pursuant to Section 10 of the Plan at the end of which one or more Performance Goals are to be measured.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this Kratos Defense & Security Solutions, Inc. 2011 Equity Incentive Plan.

“Recapture,” “Rescission,” “Reimbursement” have the meanings set forth in Section 16 of the Plan.

“Recoupment” has the meaning set forth in Section 17 of the Plan.

“Replacement Awards” has the meaning set forth in Section 3.4 of the Plan.

“Reporting Person” means an Employee, Director, or Consultant who is subject to the reporting requirements set forth under Rule 16b-3.

“Restricted Share” means a Share that is subject to restrictions imposed under Section 8, and may be subject to risk of forfeiture.

“Restricted Share Units” or “RSU” means a right granted to a Participant to receive Shares or cash on the lapse of restrictions imposed under the Plan.

“Restriction Period” has the meaning set forth in Section 8.1 of the Plan.

“Retirement” means a Participant’s termination of employment after age 65.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“Section 162(m)” means Section 162(m) of the Code.

“Section 280G” has the meaning set forth in Section 14.7 of the Plan.

“Section 83(b) Election” has the meaning set forth in Section 8.4 of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of Common Stock of the Company, as adjusted in accordance with Section 14 of the Plan (also referred to as “Stock”).

“Share Appreciation Right” or “SAR” means a right to receive amounts awarded under Section 7.

“Subsidiary” means any corporation or other entity, a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Successor Company” has the meaning set forth in Section 14.3 of the Plan.

“Ten Percent Holder” means a person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.

“Termination” has the meaning set forth in Section 16 of the Plan.

“Unrestricted Shares” mean Shares (without restrictions) awarded pursuant to the Plan.

“Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that the Company and any Affiliates are required to withhold in connection with any Award.